UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 24, 2006
(Date of earliest event reported)

UAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6033	36-2675207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 East Algonquin Road, Elk Grove Township, Illinois 60007
(Address of principal executive offices)

(847) 700-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.  Regulation FD Disclosure

On July 24, 2006, UAL Corporation (the “Company”) reached agreement with each of the Air Line Pilots Association, Association of Flight Attendants - Communication Workers of America, Aircraft Mechanics Fraternal Association, International Association of Machinists and Aerospace Workers, and representatives of its salaried and management employees to modify the draft terms of the Senior Limited-Subordination Convertible Notes due 2021 (the “Notes”) to be issued to certain trusts designated by such parties pursuant to the Company’s Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Plan of Reorganization”).  The form of Notes, and the indenture pursuant to which the Notes will be issued, that were filed with the Securities and Exchange Commission on October 26, 2005, as Exhibit T3C to the Company’s Application for Qualification of Indentures Under the Trust Indenture Act of 1939 on Form T-3, had provided that the conversion price to be paid by holders thereof upon conversion of the Notes into the Company’s common stock, par value $.01 per share (the “Common Stock”) would equal 125% of the average closing price for the 60 consecutive trading days following February 1, 2006, the effective date of our Plan of Reorganization.  The Plan of Reorganization requires that the interest rate on the Notes be set so that the Notes trade at par upon issuance which, in the absence of the modification described herein, would cause the interest rate to be significantly higher than will be the case after such modification is made, because the conversion price would have been based on a trading price for the Common Stock that is significantly higher than recent market prices.  The Notes and such indenture will be modified such that the conversion price will instead be calculated based upon the volume-weighted average price of the Common Stock, on the Nasdaq Global Select Market (under the trading symbol “UAUA”), over the two trading days ending on the date on which the Notes are priced.  The effect of this modification is expected to be an increase in the fully diluted number of shares of Common Stock as compared to what would have been anticipated in the absence of such modification, because a lower conversion rate will entitle holders to convert their Notes into a greater number of shares of Common Stock.  By resetting the premium on the conversion rate to 25% over a more current market price, it is anticipated that the interest rate on the Notes will be significantly below the rate which would have applied had such modification not been made, reducing the overall cost of the issuance of the Notes.  For illustrative purposes only, the following table portrays, at various market prices of the Common Stock, the dilutive effect of the Notes and the Company’s other convertible securities, based on an assumed conversion price for the Notes of $33.69 (calculated as 125% of the closing trading price of the Common Stock on July 21, 2006 of $26.95), an assumed issuance date of the Notes of July 1, 2006 (the beginning of the Company’s third fiscal quarter) and such other assumptions as the Company has deemed reasonable and appropriate:

Average Stock Price	Basic Shares	Stock-based Incentives (1)	Conversion Shares (2)	Fully Diluted Shares
$25.00	115,626,941	95,797	35,541,375	151,264,113
$30.00	115,626,941	379,893	35,541,375	151,548,209
$35.00	115,626,941	585,386	35,541,375	151,753,702
$40.00	115,626,941	739,505	35,541,375	151,907,821
$45.00	115,626,941	870,872	35,541,375	152,039,188
$50.00	115,626,941	1,409,811	35,541,375	152,578,127
$55.00	115,626,941	1,936,464	35,541,375	153,104,780
$60.00	115,626,941	2,279,178	35,541,375	153,447,494

(1)             Includes restricted stock grants and stock options, as of August 1, 2006.

(2)             Includes shares anticipated to be issued upon conversion of the Notes, the  Company’s 5% Senior Convertible Notes due 2031 and the PBGC Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2006

UAL CORPORATION
By:	/s/ Paul R. Lovejoy
Name: Paul R. Lovejoy
Title: Senior Vice President, General Counsel and Secretary